SCHEDULE 14A INFORMATION
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Procera Networks, Inc.
(Name of Registrant as Specified In Its Charter)

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PROCERA NETWORKS, INC.
100 Cooper Court
Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 12, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Procera Networks, Inc., a Nevada corporation (the “Company”).  The meeting will be held on Wednesday November 12, 2008 at 9:30 a.m.  local time at 100 Cooper Court, Los Gatos, California 95032 for the following purposes:

1.
To elect the members of the Board of Directors to hold office until the 2009 Annual Meeting and until their successors are elected and have qualified, or until such director’s death, resignation or removal.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PMB Helin Donovan, LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is October 17, 2008.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Thomas H. Williams
Thomas H. Williams
Chief Financial Officer and Secretary

Los Gatos, California
October  20, 2008

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROCERA NETWORKS, INC.
100 Cooper Court
Los Gatos, California 95032

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

November 12, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Procera Networks, Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy.

The Company intends to mail this proxy statement and accompanying proxy card on or about October 23, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on October 17, 2008 will be entitled to vote at the annual meeting.  On this record date, there were approximately 84,096,496 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on October 17, 2008, your shares were registered directly in your name with Procera Networks, Inc.’s transfer agent, Pacific Stock Transfer Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on October 17, 2008, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of six Directors;

•	Ratification of PMB Helin Donovan, LLP as independent auditors of the Company for its fiscal year ending December 31, 2008;

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How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Procera Networks, Inc.  Simply complete and mail the proxy card to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

Each share of common stock entitles the holder as of October 17, 2008 to one vote on any matter coming before the 2008 Annual Meeting of Stockholders.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for Director and “For” the ratification of the PMB Helin Donovan, LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our Directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may, however, reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

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•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Procera Networks Inc.’s Secretary at 100 Cooper Court, Los Gatos, California 95032.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing a reasonable time before the Company prints and sends its proxy materials for the 2009 Annual Meeting of Stockholders, to Procera Networks, Inc.’s Secretary; 100 Cooper Court, Los Gatos, California 95032.  If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify the Company a reasonable time before the Company sends its proxy materials for the 2009 Annual Meeting of Stockholders, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold,” abstentions and broker non-votes and, with respect to proposals other than the election of Directors, “Against” votes.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes, when applicable.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

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For the election of Directors, the six nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of Directors) will be elected.  Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2: the Ratification of PMB Helin Donovan, LLP as independent auditors of the Company for its fiscal year ending December 31, 2008 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders for each action to be voted upon at the 2008 Annual Meeting of Stockholders must be present.  A quorum for each action will be present if stockholders holding at least a majority of the outstanding shares entitled to cast a vote on such action are present at the meeting in person or represented by proxy.  On the record date, there were approximately 84,096,496  shares outstanding and entitled to vote on each of the actions to be voted upon.  Thus, the holders of approximately 42,048,249 shares must be present in person or represented by proxy at the meeting to have a quorum.

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Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  Final voting results will be published in the Company’s annual report on Form 10-K for fiscal year 2008.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors presently has seven members.  There are six nominees for Director this year.  Thomas H. Williams, a current member of the board, has decided not to stand for reelection and has notified the Board of Directors that he will be retiring from the Board of Directors effective November 12, 2008.  The retirement of Mr. Williams is not the result of a disagreement with the Company.  The Nominating and Corporate Governance Committee has not yet nominated his replacement.  Until such time, the Board of Directors will consist of six members.  Proxies may not be voted for a greater number of persons than the number of nominees named.  Each Director will hold office until his or her successor has been duly elected and qualified or until the Director’s death, resignation or removal.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining Directors.  A Director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of Directors, shall serve for the remainder of the full term and until the Director’s successor is elected and qualified.  The nominees listed below are each current Directors of the Company, and except for James F. Brear and Todd Abbott who were elected by the Board, each Director was previously elected by the stockholders.  It is the Company’s policy to invite Directors and nominees for Director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of Directors.  The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Procera Networks, Inc.  Each person nominated for election has agreed to serve if elected.  Our management has no reason to believe that any nominee will be unable to serve.

Nominees for the Board of Directors

The following is a brief biography of each nominee for Director as well as the executive officers and certain key employees as of September 30, 2008.

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD WITH THE COMPANY
Scott McClendon	69	Chairman of the Board and Director
James F. Brear	43	President, Chief Executive Officer and Director
Todd Abbott	49	Director
Staffan Hillberg	44	Director
Mary Losty	49	Director
Thomas Saponas	59	Director
Thomas H. Williams	70	Chief Financial Officer and Secretary
David Stepner, Ph.D.	64	Chief Operating Officer (resignation effective October 1, 2008)
Paul Eovino	60	Vice President Finance, Principal Accounting Officer, Corporate Controller

Mr. Scott McClendon has served as a member of our Board of Directors since March 2004 and as Chairman of the Board since November 2007. He is currently a member of the Audit and Compensation Committees. Mr. McClendon has been the Chairman of the Board for Overland Storage (NASDAQ: OVRL) since March 2001. He also served as Overland's interim CEO from November 2006 to August 2007 and its President and CEO from October 1991 to March 2001, and was an officer and employee until June 2001. Prior to his tenure with Overland, he was employed by Hewlett Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett Packard in San Diego, California. Mr. McClendon is a director of SpaceDev, Inc., an aerospace development company. Mr. McClendon holds a BSEE and MSEE from Stanford University.

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Mr. James F. Brear has served as a member of our Board of Directors since February 2008. He is an industry veteran with more than 18 years of experience in the networking industry, and leads Procera Networks to further the company’s position as the leader in managing and monetizing the world’s most complex networks. Most recently, Mr. Brear served as vice president of worldwide sales and support for Bivio Networks, a maker of deep packet inspection platform technology.  Under his leadership, the company rapidly expanded its worldwide sales presence, resulting in sales to a number of global Tier 1 service providers, government agencies, and Global OEMs. Prior to Bivio, Mr. Brear was vice president of worldwide sales for Tasman Networks (acquired by Nortel), a maker of converged WAN solutions for enterprise branch offices and service providers.  Earlier in his career, Mr. Brear was the vice president of worldwide sales for Force10 Networks, where he was responsible for taking the company from a pre-revenue start-up to the industry leader in switch routers for high performance Gigabit and 10 Gigabit Ethernet. In addition, he spent five years with Cisco Systems where he held senior management positions in Europe and North America with responsibility for delivering more than $750M in annual revenues selling into the world’s largest service providers.  Previously, Mr. Brear held a variety of sales management positions at both IBM and Sprint Communications.  Mr. Brear holds a Bachelor of Arts degree from the University of California at Berkeley.

Mr. Todd Abbott  has served as a member of our Board of Directors since May 2008. He is currently SVP of Sales and President of Field Operations for Avaya Inc. He most recently served as EVP of Sales, Marketing and Customer Service at Seagate Technology, where he led three units of its hard drive business. Prior to that, Mr. Abbott was SVP of Worldwide Sales at Symbol Technologies, a provider of enterprise mobility solutions. Previously, he spent almost nine years with Cisco where he held various senior management positions, his last position there as EMEA Group VP of Service Provider Sales. He also led sales teams in APAC, where he helped build the business by more than 60 percent year-over-year, and when overseeing EMEA, he directed a team of 800 to increasing business in the region to more than $2 billion. Mr. Abbott also served in various sales and sales management positions during his 13 years at IBM.

Mr. Staffan Hillberg has served as a member of our Board of Directors since January 2007.  He is currently a member of our Nominating and Compensation committees.  Mr. Hillberg is currently the CEO of Scandinavian Financial Management AB, a private equity group based in Sweden. Earlier he held the position of Managing Partner at the MVI Group, one of the largest and oldest business angel networks in Europe with over 175 million Euros invested in 75 companies internationally.  While at MVI he oversaw a number of successful exits among them, two IPO's in 2006 on the AIM exchange in London as well as an IPO on the Swiss Stock Exchange.  Prior to MVI he ran a local venture capital company as well as co-founded and was the CEO of the computer security company AppGate with operations in Europe and the USA, raising US$20M from ABN Amro, Deutsche Telecom and GE Equity. Before this he was responsible for the online activities of the Bonnier Group, the largest media group in Scandinavia, spearheading their internet activities and heading up their sponsorship of MIT Media Lab. Earlier he was the QuickTime Product Manager at Apple in Cupertino and before this Multimedia Evangelist with Apple Computer Europe in Paris, France.  He has extensive experience as an investor and business angel having been involved in the listing of two companies in Sweden, Mirror Image and Digital Illusions, where the latter was acquired by Electronic Arts. Mr. Hillberg attended the M.Sc. program at Chalmers University of Technology in Sweden and has an MBA from INSEAD in France.

Ms. Mary Losty has served as a member of our Board of Directors since March 2007.  She is currently a member of the Audit and Nominating and Corporate Governance Committees.  Ms. Losty is currently the General Partner at Cornwall Asset Management, LLC, a portfolio management firm located in Baltimore, Maryland, where she is responsible for the firm's investment in numerous companies.  Ms. Losty's prior experience includes working as a portfolio manager at Duggan & Associates and as an equity research analyst at M. Kimelman & Company.  Prior to that she worked as an investment banker at Morgan Stanley and Co., and for several years prior to that she was the top aide to James R. Schlesinger, a five-time U.S. cabinet secretary.  Ms. Losty received both her B.S. and Juris Doctorate degrees from Georgetown University, the latter with magna cum laude distinction.  She is a member of the American Bar Association and a commissioner for Cambridge, Maryland's Planning and Zoning Commission.  Ms. Losty also sits on the board of directors of the American Board of the United Nations University for Peace, an institution which enjoys the exclusive status of being sanctioned by all 192 member states of the United Nations.

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Mr. Thomas Saponas has served as a member of our Board of Directors since April 2004.  He is currently a member of the Audit and Compensation committees. Mr. Saponas served as the Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (NYSE: A) from August 1999 until he retired in October 2003. Prior to being named Chief Technology Officer, from June 1998 to April 1999, Mr. Saponas was Vice President and General Manager of Hewlett-Packard's Electronic Instruments Group. Mr. Saponas has held a number of positions since the time he joined Hewlett-Packard. Mr. Saponas served as General Manager of the Lake Stevens Division from August 1997 to June 1998 and General Manager of the Colorado Springs Division from August 1989 to August 1997. In 1986, he was a White House Fellow in Washington, D.C. Mr. Saponas has a BSEE/CS (Electrical Engineering and Computer Science) and an MSEE from the University of Colorado. Mr. Saponas is a director of nGimat, a nanotechnology company, a director of Time Domain, an ultra wideband communications company, and a director of Keithley Instruments (NYSE: KEI), an electronic instruments company.

INFORMATION REGARDING EXECUTIVE OFFICERS

James F. Brear.  Please see information regarding Mr. Brear above.

Thomas H. Williams has served as a member of our Board of Directors since October 2003 and will be retiring from the Board of Directors effective November 12, 2008. From November 2007 to February 2008, he served as our interim Chief Executive Officer. Mr. Williams has been our Chief Financial Officer and Secretary since March 2006, and continues to serve in those capacities. Mr. Williams has 30 years experience as a CFO and General Counsel in start-up and medium-sized venture capital-backed technology companies. Prior to his service with us, Mr. Williams served as interim CEO of TeleCIS Wireless, Inc. from November 2004 to March 2005. He served as CFO and later CEO at Bandwidth9, a company developing tunable lasers for the fiber optics industry from 1999 through November 2004 (Bandwidth filed for protection under Chapter 11 of the US Bankruptcy code in August 2004). Previously, Mr. Williams has held senior financial management and legal positions with IBM, Shell Oil, Greyhawk Systems and IC Works Inc. Mr. Williams holds a B.S. degree in electrical engineering, a law degree from the University of Minnesota and an M.B.A. from the University of California at Berkeley. He is a member of the California, New York (inactive), Federal and Patent bars.

David Stepner, Ph.D. is a Silicon Valley veteran with extensive experience in aggressively growing a variety of successful high-tech companies. From June 2001 to March 2007, Dr. Stepner was CEO of Teja Technologies, a software company targeting the networking equipment market. Prior to that, he was general manager of the platforms business unit of Wind River Systems, developer of the Tornado development environment and VxWorks operating system from 1999 through 2000. He came to Wind River via its acquisition of Integrated Systems Inc. (ISI), where he served as president of its Diab-SDS subsidiary, and earlier as vice president of R&D from 1993 to 1999. Dr. Stepner also held executive positions at Greyhawk Systems, which he co-founded, and Diasonics, which conducted the largest IPO in history up to its time, and was vice president of R&D at Measurex Corp. Dr. Stepner received a B.S. from Brown University, and an M.S. and Ph.D. in electrical engineering from Stanford University.  On September 12, 2008, Dr. Stepner resigned from Procera effective October 1, 2008.  In connection with Dr. Stepner’s separation, on September 12, 2008 the Company entered into a separatoin and consulting agreement with Dr. Stepner.  Under the agreement, Dr. Stepner will provide consulting services to Procera on an as-needed basis through December 31, 2008.

Paul Eovino has over 30 years experience in executive and managerial financial positions in companies ranging in size from startup to over $2 billion in annual sales.  Mr. Eovino joined Procera Networks in September 2006 in a consulting role and became our Corporate Controller and Principal Accounting Officer in March 2007.  From February 2004 to January 2007, Mr. Eovino held the dual positions of CFO for Expresso Fitness, a virtual reality exercise bicycle manufacturer, and Synfora, an EDA Software developer.  From December 2000 to January 2004, Mr. Eovino was the Corporate Controller for Bandwidth9, a MEMS manufacturer of tunable lasers for the fiber optic market.  Mr. Eovino’s early career included over 15 years experience in various international financial management positions with NCR, GenRad, and BICC-Boschert as well as 8 years with Greyhawk Systems.  Mr. Eovino graduated from Rider University with a degree in Accounting and Financial Management.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the listing standards of the American Stock Exchange, which we refer to as AMEX, at least 50% of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors.  The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the AMEX, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each Director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five Directors are independent Directors within the meaning of the applicable AMEX listing standards: Scott McClendon, Thomas Saponas, Mary Losty, Todd Abbott and Staffan  Hillberg.  In making this determination, the Board found that none of the these Directors or nominees for Director had a material or other disqualifying relationship with the Company.  Thomas H. Williams and James F. Brear, are not independent Directors by virtue of their employment with the Company.

Under applicable SEC and American Stock Exchange rules, the existence of certain "related party" transactions above certain thresholds between a director and us are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director's ability to exercise independent judgment on our behalf. Specifically, the Board considered the following information:

MEETINGS OF THE BOARD OF DIRECTORS; ANNUAL MEETING ATTENDANCE

The Board of Directors met 4 times and acted by unanimous written consent 8 times during the fiscal year ended December 31, 2007.  Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he was a Director or committee member.  The Company encourages board members to attend the annual meeting of its security holders, but has no policy regarding the board members’ attendance at such annual meeting.  Six of the board members attended the 2007 Annual Meeting of Stockholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides current membership and meeting information for fiscal year ended December 31, 2007, for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance

Thomas Saponas	X	X*
Scott McClendon	X*	X
Staffan Hillberg		X	X
Mary Losty	X		X*
Todd Abbott
Thomas Williams
James Brear
Total meetings in 2007	4	4	2

*           Committee Chairperson

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Below is a description of each committee of the Board of Directors.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable AMEX rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.  The Audit Committee is composed of three Directors: Messrs. Saponas and McClendon and Ms. Losty. The Audit Committee met 4 times during the fiscal year ended December 31, 2007.  The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.proceranetworks.com/images/documents/investors/audit-committee-charter.pdf.  The Board of Directors reviewed the AMEX listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 121A(2) of the AMEX listing standards).  The Board of Directors currently does not have an “audit committee financial expert” as defined by the applicable U.S. Securities and Exchange Commission rules.  The Board of Directors has found it difficult to identify and recruit an individual with the correct skill set, industry knowledge and professional background to serve the Company in this role.  At this time, we believe that retaining an independent director for the purpose of qualifying as an “audit committee financial expert” would be overly costly and not warranted given our stage of development.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management of the Company.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.  AU section 380), as adopted by the Public Company Accounting Oversight Board, which we refer to as the PCAOB, in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountant’s independence.  Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2007.

Mr. Thomas Saponas
Mr. Scott McClendon
Ms. Mary Losty

Compensation Committee

The Compensation Committee met 4 times during the fiscal year ended December 31, 2007.  The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.proceranetworks.com/images/documents/investors/compensation-committee.pdf

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

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•	determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees; and

•	administers our stock option plan.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee is expected to meet at least 2 times annually and with greater frequency if necessary.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO. The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings.   The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.  In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year, However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.  Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.  For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.  The Compensation Committee reviews, discusses and assesses its own performance at least annually.  The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including it’s role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board of Directors for its consideration

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently composed of three non-employee directors: Messrs. Saponas, McClendon and Hillberg. During fiscal year ended December 31, 2007, none of our executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as Directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent Directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.  The Nominating and Corporate Governance Committee is composed of two Directors:  Mr. Hillberg and Ms. Losty.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Section 121A(2) of the AMEX listing standards). The Nominating and Corporate Governance Committee met 2 times during the fiscal year ended December 31, 2007. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.proceranetworks.com/images/documents/investors/compensation-committee.pdf.

The Nominating and Corporate Governance Committee believes that candidates for Director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for Director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these Directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the Directors’ independence.  In the case of new Director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for AMEX purposes, which determination is based upon applicable AMEX listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider Director candidates recommended by stockholders.  The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 100 Cooper Court, Los Gatos, California 95032 at least 45 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders.  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a Director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board.  Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual Directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  We believe our responsiveness to stockholder communications to the Board has been excellent. In order to communicate with the Board as a whole, with non-management Directors or with specified individual Directors, correspondence may be directed to James Brear at 100 Cooper Court, Los Gatos, California 95032.

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CODE OF ETHICS

The Company has adopted the Procera Networks, Inc. Code of Business Conduct and Ethics that applies to all officers, Directors and employees.  The Code of Business Conduct and Ethics is available on our website at http://www.proceranetworks.com/images/documents/investors/code-of-conduct-and-ethics.pdf. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on its website.

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PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PMB Helin Donovan, LLP (“PMB”) as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2008 Annual Meeting of Stockholders. PMB Helin Donovan, LLP has audited the Company’s financial statements since December 31, 2006.  Representatives of PMB Helin Donovan, LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PMB Helin Donovan, LLP as the Company’s independent auditors.  However, the Audit Committee of the Board is submitting the selection of PMB Helin Donovan, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

On June 7, 2006, our auditors, Burr, Pilger & Mayer LLP (“BPM”) stated that we no longer fit the BPM client profile and resigned. The independent auditor’s reports of BPM on our financial statements for the year ended January 1, 2006 and January 2, 2005, or any later interim period through the date of resignation, did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years through the date of resignation, we did not have any disagreements with BPM on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of BPM would have caused BPM to make reference to the subject matter thereof in connection with BPM’s independent auditor’s report.

With the approval of our board of directors, our Audit committee engaged PMB as our independent registered public accounting firm for the fiscal year ended December 31, 2006. PMB accepted such appointment on July 26, 2006. Our decision to select PMB as our independent registered public accounting firm was the result of a competitive selection process involving several accounting firms.  Prior to the appointment of PMB, we did not consult with PMB on any matters relating to accounting opinions or any other matter related to us which would require disclosure pursuant to Item 304(a)(2) of Regulation S-B.

The Company has engaged additional expert services in support of the preparation of our financial statements for the year ended January 1, 2006 and January 2, 2005.  The audit of the subsidiary in Sweden was performed by another PCAOB registered audit firm, Ohrlings PriceWaterhouseCoopers (“PWC”).  PWC’s efforts were directed by PMB and PMB placed reliance on representations made by PWC.  The Company also engaged a PCAOB registered audit and tax firm for accounting services associated with tax accounting issues and related footnotes required in connection with statutory and regulatory filings

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PMB Helin Donovan, LLP.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with PMB Helin Donovan, LLP, which sets forth the terms by which PMB Helin Donovan, LLP will perform audit services for the Company.  That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2007, by PMB Helin Donovan, LLP, the Company’s principal accountant and related expert services.

	Fiscal Year Ended (in thousands)
	December 31, 2007	December 31, 2006
Audit Fees (1)	$186,391	$67,420
Audit-related Fees (2)	65,380	39,140
Tax Fees (3)	85,154	26,015
All Other Fees (4)	50,134	--
Total Fees	$387,059	$132,575

(1)
Includes fees for the audit of the annual financial statements included in our Form 10-K and the review of interim financial statements included on Forms 10-Q by our principal accounting firms.  Of the audit fees in 2007, approximately $158 thousand was related to services provided by PMB Helin Donovan and $7 thousand was related to services provided by Burr Pilger Meyer, our predecessor audit firm and $16 thousand related to quarterly evaluation of 123R expenses, and $5 thousand for an annual intangible valuation assessment .  Of the audit fees in 2006, approximately $55 thousand was related to services provided by PMB and $12 thousand was related to services provided by BPM.

(2)
Includes fees for expert services provided primarily by PWC in Sweden in support of the review and audit of our Swedish subsidiary, Netinact, including the annual financial statements included in our Form 10-K and the review of interim financial statements included on Forms 10-Q.

(3)
Includes fees for the preparation of statutory and regulatory filings associated with tax accounting, footnotes and returns.  These services were provided by Mohler, Nixon Williams, LLP in the US and PWC in Sweden during 2007 and 2006.

(4)
Includes fees for the preparation and review of our form SB-2 Registration, form S-8 Registration, Proxy statement, form 8-K’s as required and the annual review of Sarbanes-Oxley section 404 implementation.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, PMB Helin Donovan, LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 30, 2008 by: (i) each Director and nominee for Director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and Directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

NAME AND ADDRESS** OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENT OF CLASS BENEFICIALLY OWNED
Scott McClendon (1)	221,678	*
James F. Brear (2)	0	*
Todd Abbott (3)	5,768	*
Staffan Hillberg (4)	76,741	*
Mary Losty (5)	1,871,750	2.22%
Thomas Saponas (6)	1,112,181	1.32%
Thomas Williams (7)	1,079,500	1.27%
David Stepner (8)***	404,167	*
Paul Eovino (9)	229,166	*
All executive officers and Directors as a group (9 persons)	5,000,951	5.92%

*	Indicates less than 1%

**	The Address of each of the officers and Directors listed above is c/o Procera Networks, Inc. 100 Cooper Court, Los Gatos, CA 95032

***	On September 12, 2008, Dr. Stepner resigned from his position as Chief Operating Officer effective October 1, 2008.

(1)
Shares beneficially owned by Scott McClendon includes non-qualified options to purchase 130,250 shares of our common stock that are exercisable in whole or in part within 60 days of September 30, 2008 and 91,428 of common stock purchased in open market transactions.

(2)	Shares beneficially owned by James F. Brear include incentive stock options to acquire 2,250,000 shares of our common stock, none of which may be exercised within 60 days of September 30, 2008.

(3)	Shares beneficially owned by Todd Abbott include non-qualified options to purchase 5,768 shares of our common stock that are exercisable in whole or in part within 60 days of September 30, 2008.

(4)	Shares beneficially owned by Staffan Hillberg include non-qualified options to purchase 76,741 shares of our common stock that are exercisable in whole or in part within 60 days of September 30, 2008.

(5)
Shares beneficially owned by Mary Losty include 1,500,000 shares of our common stock acquired through purchase in our November 2006 private placement sale, warrants to purchase 300,000 shares of our common stock that are exercisable in whole or in part within 60 days of September 30, 2008,10,500 shares of common stock purchased in open market transactions, and non-qualified options to purchase 61,250 shares of our common stock that are exercisable in whole or in part with 60 days of September 30, 2008.

.

(6)
Shares beneficially owned by Thomas Saponas include 854,700 shares of common stock acquired in our September 2008 Private Placement, 108,667 shares of common stock purchased in open market transactions and non-qualified options to purchase 148,814 shares of our common stock that are exercisable in whole or in part within 60 days of September 30, 2008.

(7)
Shares beneficially owned by Thomas H. Williams include 100,000 shares of our common stock acquired through the purchase of founders shares, warrants to purchase 85,000 shares of our common stock which may be exercised within 60 days of September 30, 2008, non-qualified stock options to acquire 32,000 shares of our common stock which may be exercised within 60 days of September 30, 2008, and incentive stock options to purchase 862,500 shares of our common stock which may be exercised within 60 days of September 30, 2008.

(8)
Shares beneficially owned by David Stepner include the right to purchase 300,000 shares of our common stock and non-qualified options to purchase 104,167 shares of our common stock that are exercisable in whole or in part within 60 days of September 30, 2008.

(9)	Shares beneficially owned by Paul Eovino represent incentive stock options to purchase 229,166 shares of our common stock that are exercisable in whole or in part within 60 days of September 30, 2008.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common shares subject to options that are currently exercisable or exercisable within 60 days of September 30, 2008 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Procera Networks, Inc., 100 Cooper Court, Los Gatos, California 95032. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 84,096,496 shares of our common stock outstanding as of September 30, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with, except as follows: (i) Scott McClendon has not timely filed his Form 4, (ii) Staffan Hillberg has not timely filed his Form 3 and Form 4, (iii) Mary Losty has not timely filed her Form 3 and Form 4, (iv) Thomas Saponas has not timely filed his Form 4, (v) Thomas Williams has not timely filed his two Form 4s, (vi) David Stepner has not timely filed his Form 3 and Form 4, and (vii) Paul Eovino has not timely filed his Form 3.

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Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide a structure of incentives and rewards that will drive behavior and performance in a way that builds long term value for our stockholders.  In support of this goal we have implemented compensation and benefit programs that are designed to:

•	Reward performance

•	Align the interests of management and stockholders

•	Enable the recruitment and retention of high quality executives and

•	Provide fair and reasonable levels of compensation

Compensation Objectives

The following are the principal objectives of our compensation programs:

Performance – We strive to maintain a performance-oriented culture. Each of our compensation elements are designed to encourage performance improvement of our executive officers. We expect our executive officers to perform to high standards of competence.

Alignment with stockholders – We set our goals based on the business milestones that we believe are most likely to drive long term stockholder value and by tying significant elements of executive compensation to our business success.  Cash bonuses are designed to acknowledge short term goal accomplishment while over the long term, executive officers expect to benefit directly from increases in the value of our common stock through equity participation, primarily stock options.

Recruiting and retention – Building an outstanding organization and delivering excellence in all aspects of our performance requires that we hire, and retain, high quality executives.   We believe that an environment in which employees are able to have an enjoyable, challenging and rewarding work experience is critical to our ability to recruit and retain the right people.  A crucial aspect of that environment is the structure of incentives and rewards that are embedded in the compensation structure.  We strive to keep this structure competitive so that qualified people are motivated to join our team and to continue to grow and succeed at Procera.

Fair and reasonable compensation – We strive to make our compensation programs fair in relation to other executives within the organization and in relation to comparable positions in other companies. We set compensation levels that are reasonable in terms of our overall financial and competitive condition as a company and that reflect the experience, skills and level of responsibility of the executive. We utilize executive compensation resources to aid in benchmarking all components of our executive compensation levels to outside market conditions.

Compensation Process

The Compensation Committee of the Board of Directors operates under a board-approved charter.  This charter specifies the principal responsibilities of the committee as follows: (i) to review and approve the overall compensation strategy (including performance goals, compensation plans, programs and policies, employment and similar agreements with executive officers); (ii) to determine the compensation and terms of employment of the chief executive officer and the other executive officers; (iii) to administer and to recommend adoption, change or termination of plans, including option plans, bonus plans, deferred compensation plans, pension plans and (iv) to establish appropriate insurance for the directors and officers.  The committee consists of three directors, each of whom satisfies the independence requirements of the American Stock Exchange Company Guide as well as applicable SEC and IRS regulations.

.

The performance of each of our executive officers is evaluated annually at the end of the calendar year. The chief executive officer’s performance is evaluated by the Compensation Committee and the performance of the other executive officers is evaluated by the chief executive officer and reviewed with the Compensation Committee. The factors taken into account in the evaluation of performance include the extent to which pre-established goals and business plans were accomplished and the extent to which the executive demonstrated leadership, creativity, teamwork and commitment, and embodied our company values.  Other factors that are considered in making compensation determinations are the experience, skill level and level of responsibility of the executive and competitive market conditions.

All options or restricted stock awards granted to executive officers and directors must be approved by either the Compensation Committee or the Board of Directors.  At the time of hire, options and/or restricted stock awards are granted effective on the employment start date for the executive.  Generally, we assess all of our executive officers on an annual basis for potential additional stock option grants.  These annual awards are approved by the Compensation Committee or by the Board of Directors.

Our compensation committee considers relevant market data in setting the compensation for our executive Officers.  During 2007 the compensation committee selected Radford Surveys and Consulting to provide competitive data for establishing officer and director compensation.  Radford was selected because of their experience and number of companies surveyed.  They also showed considerable experience with Silicon Valley high technology companies.  A broad survey was used of companies with similar revenue, headcount and market capitalization.  Specific comparable companies were not used as the resources required for selecting and conducting a narrow survey were not justified by the total compensation budget and stage of development of the company.

Compensation Elements

General – We have implemented specific compensation elements to address our objectives including base salary, equity participation, benefits and a cash bonus plan.  These elements combine short term and longer term incentives and rewards in meeting our executive compensation goals.

Market Compensation Data – Our Compensation Committee considers relevant market data in setting the compensation for our executive Officers.  During 2007 the Compensation Committee selected Radford Surveys and Consulting to provide competitive data for establishing officer and director compensation.  Radford was selected because of their experience and quantity of companies surveyed.  They also showed considerable experience with Silicon Valley high technology companies.  A broad survey was used of companies with similar revenue, headcount and market capitalization.  Specific comparable companies were not used as the resources required for selecting and conducting a narrow survey were not justified by the total compensation budget and stage of development of the company.

Base Salary – In determining base salaries for our executive officers, we benchmark each of our executive positions using the Radford Surveys and Consulting. We use the 50th percentile as a general benchmark for salary levels.  However, many factors affect the determination of the salary level for individual executives, including performance, experience, skill, responsibilities and competitive market factors.  In general, we seek to provide a fair, reasonable and competitive level of base salary.

Cash Bonus – While we believe that the provision of short-term cash incentives is important to aligning the interests of executive officers and stockholders, and to the rewarding of performance, we also take into account the overall financial situation of the company.   Since the survey process occurred during 2007, a bonus program with specific measures for 2007 was not implemented.  The cash bonuses for 2007 were all entirely discretionary awards recommended by the compensation committed based on the committee’s assessment of executive officers’ performance and accomplishments during the year with input from the Chief Executive Officer and were not based on pre-determined or specific corporate or individual performance targets.  The primary achievements, as considered by the Compensation Committee in awarding the discretionary bonuses, were our merger with Netintact, our  increase in revenue between 2006 and 2007, financing achievements and cost control and employee retention.  The committee has recommended target cash bonus incentives for 2008 based on the survey conducted in 2007.   The chief executive officer will receive an initial bonus of 50% of his annual base salary after his first six months of his employment with the Company and is eligible for a discretionary performance bonus of up to 80% for the remainder of 2008 provided, however that for 2008, the annual bonus will be prorated over the time between the end of the first six months of Mr. Brear’s employment and the end of calendar year 2008.  For 2008, the other executive officers are each eligible for a total target bonus of up to 80% of base salary.

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Equity Incentive – We utilize stock options as the primary method of equity participation for our executive officers. Equity awards are made for reward and recognition of long term contribution to the shareholders.  We determine option grants by reference to our own capitalization structure, the Radford Surveys and to internally generated benchmarks that we have established to determine appropriate levels of stock option grants for our employees.  Because of the long term nature of this incentive, the awards were evaluated over a multiyear period.  The committee determined that all of the officers had significant recent awards either as hiring incentives or retention awards in 2006 or 2007 except the former CEO.  As a result the committee recommended only the CEO received an equity award in the form of stock options in 2007.

Benefits – We provide a competitive range of health and other benefit programs to our executive officers.  These are provided on the same basis to executive officers and all employees.  These include health and dental insurance, life and disability insurance, and a 401(k) plan.

Relocation – When necessary and appropriate, upon the hire of new executives, we may pay additional amounts in reimbursement of relocation costs and/or as additional compensation to assist with the high cost of housing in the San Francisco Bay Area.

Severance and Change of Control – Under provisions of our chief executive officer’s employment agreement, in the event of a termination of employment for reasons other than cause, he is entitled to receive salary payments and continuation of certain healthcare benefits for six months together with his initial bonus, if not yet paid, all bonuses awarded during the prior calendar year, if not yet paid, and a pro-rated bonus for the calendar year in which his employment is terminated.  In the event of an actual or constructive termination of employment of our chief executive officer, or certain of our other executive officers as described below under “Employment, Severance, Separation and Change of Control Agreements,” other than for cause, within twelve months after a change of control of the company, the unvested portion of any equity awards granted will immediately become fully vested.  We entered into these arrangements to attract and retain the service of our executive officers.  Under provisions of our former chief executive officer’s retirement agreement, he is entitled to receive salary payments and continuation of certain healthcare benefits for the 18 month period ending April 2009.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the chief executive officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year. Our executive compensation programs are designed to preserve the deductibility of compensation payable to executive officers, although deductibility will be only one among a number of factors considered in determining appropriate levels or types of compensation.

Components of Director Compensation

Directors who are also Procera’s employees received no additional compensation for serving on the Board during 2007.  Procera reimbursed non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors.  In addition, Directors were awarded options to purchase 12,500 shares of common stock at current market price for each quarter of service provided.  The 2007 option awards were based on an option methodology established in 2004.

As a result of the data from the Radford Surveys & Consulting, the Compensation Committee developed a more comprehensive methodology of compensating non-employee Directors for 2008.  The 2008 compensation plan includes elements which recognize increased responsibilities for committee participation and general board meeting demands and combine elements of compensation for meeting attendance, committee participation as well as equity incentives.

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Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers for the fiscal year ended December 31, 2007 (representing all of our executive officers serving at that date who earned over $100,000 in salary and bonus for the fiscal year ending on that date), and one additional individual that served as an executive officer during the fiscal year ended December 31, 2007 but was no longer serving at December 31, 2007.  We refer to each of such persons as a “named executive officer.”
Name and Principal Position	Fiscal Year	Salary		Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
Thomas H. Williams,	2007	$181,458		$25,000	—	$177,120	—		$383,608

Chief Financial Officer, Interim Chief Executive Officer, Secretary and Director	2006	126,154	(7)	—	—	95,407	—		221,561

David Stepner,	2007	$98,333	(4)	—	$304,893	$96,223	—		$499,449

Chief Operating Officer	2006	—		—	—	—	—		—

Paul Eovino,	2007	$138,588		$15,000	—	$162,089	—		$315,677

Vice President , Corporate Controller, Chief Accounting Officer	2006	15,000	(5)	—	—	27,533	—		42,533

Sven Nowicki,	2007	$97,924		—	—	—	$35,851	(2)	$133,772

General Manager, Netintact, Director	2006	33,710	(6)	—	—	—	—		—

Douglas Glader,	2007	$231,133		$50,000	—	$3,244	$39,472	(3)	$323,849

Retired Chief Executive Officer	2006	245,000		—	—	—	—		245,000
________________

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123R (SFAS 123R).  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Ap ril 2, 2008.  These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	Mr. Nowicki earned compensation related to commissions on sales.

(3)	Mr. Glader retired effective November 2, 2007. Other compensation represents retirement compensation and continuing health benefit reimbursements which continue for 18 months.

(4)	For the partial year May 7, 2007 through December 31, 2007

(5)	For the partial year October 1, 2006 through December 31, 2006 as a part time employee

(6)	For the partial year August 18, 2006 through December 31, 2006

(7)	For the partial year March 20, 2006 through December 31, 2006

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Fiscal 2007 Grants of Plan-Based Awards

The following table contains information regarding options granted during the fiscal year ended December 31, 2007 to the named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards (1)
David Stepner	07/11/07	300,000	—	$3.00	$304,893

David Stepner	07/11/07	—	250,000	$3.00	81,790

Thomas H. Williams	—	—	—	—	—

Paul Eovino	—	—	—	—	—

Sven Nowicki	—	—	—	—	—

Douglas Glader	—	—	—	—	—
_____________

(1)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123R.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment, Severance, Separation and Change of Control Agreements

We have entered into the following employment arrangements with each of the named executive officers reflected in the Summary Compensation Table.

James F. Brear  On February 11, 2008, the Company entered into an executive employment agreement with James F. Brear, as Chief Executive Officer, President and a member of the Company’s Board of Directors.  Pursuant to this agreement, Mr. Brear will receive an annual base salary of $240,000, subject to annual review and increases at the discretion of the Board of Directors.  Mr. Brear will receive an initial bonus of 50% of his annual base salary after his first six months of employment with the Company provided he remains an active employee through that time.  In addition, Mr. Brear is eligible for an annual discretionary performance bonus equal to 80% of his annual base salary as determined by the Board of Directors; provided, however, that for calendar year 2008, the Annual bonus shall be prorated over the time between the end of the first six months of Mr. Brear’s employment and the end of Calendar year 2008.

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The Company also granted Mr. Brear an option to purchase 2,250,000 shares of the Company’s common stock, which will vest over four years, with 25% of the shares vesting on the one year anniversary of Mr. Brear’s first day of employment with the Company and the remaining shares vesting in 36 equal monthly installments thereafter.

Under the Employment Agreement, either the Company or Mr. Brear may terminate his employment at any time.  If the Company terminates Mr. Brear’s employment without cause or Mr. Brear terminates his employment with good reason, the Company will be obligated to pay Mr. Brear severance equal to six months at his then current base salary, the maintenance of health insurance coverage for Mr. Brear and his eligible dependents for a period of six months, the full amount of his Initial Bonus if it has not previously been paid, the full amount of any Annual Bonus awarded for the completed calendar preceding termination if not already paid, and a pro-rated Annual Bonus for the calendar year in which his employment terminates.  Finally, if the Company terminates Mr. Brear’s employment without cause or Mr. Brear terminates his employment with good reason within twelve months after a change in control, the unvested portion of any equity awards granted to Mr. Brear prior to his termination will immediately become fully vested.

Thomas H. Williams  In March 2006, Procera entered into an offer letter with Mr. Thomas H. Williams employing him as Chief Financial Officer.  The agreement provides for a base salary of $160,000 per annum.  In addition, Procera granted to Mr. Williams an option to purchase 450,000 shares of Procera common stock at a price of $.69 per share.  In August, 2006 Mr. Williams was granted an option to purchase an additional 750,000 shares at an option price of $.52 per share.  In August 2007, Mr. Williams’ base salary was increased to $190,000 per annum.  On November 2, 2007, in connection with his promotion to interim Chief Executive Officer, Mr. Williams’ salary was increased to $245,000.  Mr. Williams is eligible to participate in any executive bonus programs adopted by the Company’s board of directors.  There are no severance provisions.  If the Company terminates Mr. Williams’s employment without cause or if Mr. Williams terminates his employment with good reason within twelve months after a change in control, the unvested portion of any equity awards granted to Mr. Williams prior to his termination will immediately become fully vested.

David Stepner, Ph.D.  In May 2007, Procera entered into an offer letter with Dr. David Stepner employing him as Chief Operating Officer.  The agreement provides for a base salary of $160,000 per annum.  The company granted Dr. Stepner an option to purchase 250,000 shares of Procera common stock at a price of $3.00 per share with a vesting period of three years The options vest over a three year period with one-sixth vesting 6 months after his start date and the remaining shares vesting in 30 equal monthly installments thereafter.  Dr. Stepner was also granted 300,000 shares of common stock with a vesting date of November 7, 2008.  Dr. Stepner was eligible to participate in any executive bonus program adopted by the Company’s board of directors.  There are no Severance provisions.  On September, 12, 2008, Dr. Stepner resigned effective October 1, 2008.  In connection with Dr. Stepner’s separation, on September 12, 2008 the Company entered into a separation and consulting agreement with Dr. Stepner.  Under the agreement, Dr. Stepner will provide consulting services to Procera on an as-needed basis, up to a maximum of 50 hours per month at a rate of $100 per hour, through December 31, 2008.  In addition pursuant to the separation and consulting agreement and the May 21, 2007 employment agreement between Procera and Dr. Stepner, the remaining 150,000 unvested shares of restricted stock previously awarded to Dr. Stepner will continue to vest during the consulting period, with such shares vesting in full on October 21, 2008.

Paul Eovino  In October 2006, the Company entered into a letter agreement with Paul Eovino employing him as Vice President of Finance and Corporate Controller.  The agreement provides for a base salary of $150,000 per annum on a full time basis.  Mr. Eovino worked on a part time basis at a rate of 60% of full time for the period October 1, 2006 through March 31, 2007 and became a full time employee on March 1, 2007.   Mr. Eovino was also granted an option to purchase 500,000 shares of common stock; 250,000 of these shares commenced vesting in October 2006 and the remaining 250,000 commenced vesting in March 2007.  Mr. Eovino is eligible to participate in any executive bonus program adopted by the Company’s board of directors.  There are no Severance provisions.  If the Company terminates Mr. Eovino’s employment without cause or if Mr. Eovino terminates his employment with good reason within twelve months after a change in control, the unvested portion of any equity awards granted to Mr. Eovino prior to his termination will immediately become fully vested.

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Douglas Glader  In November 2007, the company entered into a retirement and separation agreement with Douglas Glader, former Chief Executive Officer, Chairman of the Board of Directors and Director.  Pursuant to this agreement, Mr. Glader is entitled to receive benefits equal to 18 months of his base salary as well as a maximum of 18 months health care continuation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) paid for by the Company.  The salary portion of the retirement agreement is valued at $39,472, $245,000 and $83,028 in 2007, 2008 and 2009 respectively.  The health care continuation benefit is valued at $1,056, $12,675 and $5,281 in 2007, 2008 and 2009 respectively.

Potential Payouts upon Termination or Change of Control

Other than the provisions of the executive severance benefits to which our Named Executive Officer’s would be entitled to at the end of our fiscal year ending December 31, 2007 as set forth above, the Company has no liabilities under termination or change of control conditions.

Under the terms of option agreements with our Named Executive Officers, the value of equity award acceleration, in the event of a change of control of Procera, as of December 31, 2007, is valued at $322,808 for Thomas H. Williams, $513,377 for David Stepner and $459,178 for Paul Eovino.  The amounts computed by person assume the termination was effective as of December 31, 2007 and that all eligibility requirements under the equity award agreement were met.  The values represent the portion of the stock option that is assumed to be accelerated, calculated using a Black-Scholes option valuation method without taking into effect estimated forfeiture.

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Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (1)				Number of Shares or Units of	Market Value of Shares or Units of Stock That
Name		(#) Exercisable(2)	(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock That Have Not Vested (#)	Have Not Vested ($)(5)(3)
Thomas H. Williams	(1)	10,000	—	1.86	04/12/2008	—	$—
	(2)	75,000	—	1.42	06/13/2008	—	—
	(3)	16,000	—	1.67	04/19/2015	—	—
	(4)	16,000	—	3.35	03/08/2014	—	—
	(5)	196,875	253,125	0.69	03/19/2016	—	—
	(6)	333,334	416,666	0.52	08/10/2016	—	—

David Stepner	(7)	—	250,000	3.00	07/10/2017	—	—
	(8)	—	—	—	—	300,000	$304,893

Paul Eovino	(9)	72,917	177,083	1.52	10/29/2016	—	—
	(10)	—	250,000	1.52	10/29/2016	—	—

Sven Nowicki		—	—	—	—	—	—

Douglas Glader		—	—	—	—	—	—

_______________

(1)	The warrant vests 100% on the date of grant of April 13, 2005.

(2)	The warrant vests as to 1/2 of the shares on October 14, 2005 and 1/2 on February 28, 2006.

(3)	The option vests as to 1/4 of the shares on March 31, 2005 and 1/4 quarterly thereafter until fully vested.

(4)	The option vests as to 1/4 of the shares on March 31, 2004 and 1/4 quarterly thereafter until fully vested.

(5)	The option vests as to 1/4 of the shares on the first anniversary of the date of hire of March 20, 2006 and 1/48 per month thereafter until fully vested.

(6)	The option vests as to 1/3 of the shares on the date of grant of August 11, 2006 and 1/36 per month thereafter until fully vested.

(7)	The option vests as to 1/6 of the shares 6 months from the date of grant of July 11, 2007 and 1/36 per month thereafter until fully vested.

(8)	The unrestricted stock vests 100% on November 7, 2008.

(9)	The option vests as to 1/4 of the shares on the first anniversary of the date of hire of October 30, 2006 and 1/48 per month thereafter until fully vested.

(10)	The option vests as to 1/4 of the shares on the first anniversary of the date of full time employment of March 1, 2007 and 1/48 per month thereafter until fully vested.

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2007 Option Exercises

There were no options exercised by any named executive officer during the fiscal year ended December 31, 2007. We do not have any stock appreciation rights plans in effect and we have no long-term incentive plans, as those terms are defined in SEC regulations. During the fiscal year ended December 31, 2007, we did not adjust or amend the exercise price of stock options awarded to the named executive officers. We have no defined benefit or actuarial plans covering any named executive officer.

Director Compensation

During fiscal year 2007, each of our non-employee directors received a grant of option to purchase 50,000 shares of our common stock.  The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy on reimbursement of business expenses.

In December 2007, the Compensation Committee approved a revised compensation structure for each of our non-employee directors and was approved by the full Board of Directors in January 2008.  Beginning in fiscal year 2008, each of our non-employee directors will receive an annual retainer of $10,000.  The chair of each of the Audit, Compensation and Nominating/Governance Committees will receive an additional annual retainer of $5,000, $2,500 and $2,500, respectively.  In addition the Compensation Committee approved an additional annual retainer of $10,000 for our Chairman of the Board.  All annual cash compensation amounts are earned on a quarterly basis.  Each director will also receive $1,000 for attending each Board of Directors or Committee meeting in person or $500 for attending telephonically.  Each non-employee director may make the annual election to forego the cash compensation payable to non-employee directors and to instead receive an additional option grant, equivalent in value to such cash compensation. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy. Each of our non-employee directors will also receive a grant of option to purchase 3,750 shares of our common stock each quarter at the fair market value on the first day of each quarter.  Such options are not intended by us to qualify as incentive stock options under the Code.

During 2007, we granted options to purchase an aggregate of 200,000 shares of common stock to our non-employee directors at a weighted average exercise price per share of $1.50.  As of March 31, 2008, no options have been exercised to purchase any shares issued to Directors as compensation.

The following table provides information regarding compensation of non-employee directors who served during the fiscal year ended December 31, 2007.

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Director Compensation Fiscal Year 2007

Name	Fees Earned or Paid in Cash	Option Awards (1) (2)	All Other Compensation	Total

Thomas Saponas	$—	$47,543	—	$47,543

Scott McClendon	—	47,543	—	47,543

Mary Losty (3)	—	92,888	—	92,888

Staffan Hillberg (4)	—	73,053	—	73,053
_______________
(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R.  This expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the option vesting term and accordingly includes a portion of 2007 options granted in previous years that vest in 2007.  Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2008.

(2)	The following options were outstanding as of December 31, 2007; Mr. Saponas 119,000 shares; Mr. McClendon 119,000; Ms. Losty 50,000 shares; Mr. Hillberg 50,000.

(3)	Ms. Losty joined the Board of Directors in March 2007.

(4)	Mr. Hillberg joined the Board of Directors in January 2007.

Compensation Committee Interlocks and Insider Participation

Tom Saponas, Scott McClendon and Staffan Hillberg served as members of the Compensation Committee of our Board of Directors in fiscal 2007.  None of the aforementioned individuals was, during fiscal 2007, an officer or employee of Procera, was formerly an officer of Procera or had any relationship requiring disclosure by Procera under Item 404 of regulation S-K.  No interlocking relationship exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in this Item 11. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K/A.

Thomas Saponas (Chair)
Scott McClendon
Staffan Hillberg

Stock Option Plans

In August 2003 and October 2004 our Board of Directors and stockholders adopted the 2003 Stock Option Plan and 2004 Stock Option Plan, respectively (collectively referred to as the “Plan”). The number of shares available for options under the 2003 Plan and 2004 Plan, as amended, is 2,500,000 and 5,000,000, respectively. The following description of our Plan is a summary and qualified in our entirety by the text of the Plan. The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, Directors and consultants. The Plan authorizes the grant of options to purchase shares of our common stock to employees, Directors and consultants. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

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The number of shares available for options under the Plan is 7,500,000. As of December 31, 2007, 714,347 shares were available for future grants. The options under the Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options. The Plan is administered by the Board of Directors. Subject to the provisions of the Plan, the Board of Directors has authority to determine the employees, Directors and consultants who are to be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between us and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of our adoption but awards granted before that date may extend beyond that date.

Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. An option becomes exercisable at such time and for such amounts as determined by the Board of Directors. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the Board of Directors on the date the option is granted. The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefore to give effect to any stock dividend, stock split, stock combination or other reorganization.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plan as of December 31, 2007.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	6,675,163	(1)	$1.37	714,357	(2)

Equity compensation plans not approved by stockholders(3) (4)	5,136,109		$1.09	—

Total:	11,811,272		$1.25	714,357
________________

(1)	Includes unexercised options issued pursuant to our 2003 and 2004 Stock Option Plan.

(2)	Includes unissued options available pursuant to our 2003 and 2004 Stock Option Plan

(3)
Includes (i) 201,268 shares subject to a warrant granted on December 20, 2002 to a financial advisor for consulting services rendered with an exercise price of $0.01 and an expiration date of June 19, 2009.

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(ii)	50,000 shares subject to a warrant granted on June 5, 2003 to a legal firm for consulting services rendered with an exercise price of $0.50 and an expiration date of June 6, 2008.

(iii)	100,000 shares subject to a warrant granted on February 23, 2005 to an individual for sales services rendered with an exercise price of $1.78 and an expiration date of February 23, 2010.

(iv)	10,000 shares subject to a warrant granted on April 13, 2005 to an individual for financing services rendered with an exercise price of $1.86 and an expiration date of April 13, 2008.

(v)	25,000 shares subject to a warrant granted on June 1, 2005 to an individual for real estate services rendered with an exercise price of $1.42 and an expiration date of July 12, 2008.

(vi)	75,000 shares subject to a warrant granted on June 14, 2005 to an individual for financing services rendered with an exercise price of $1.42 and an expiration date of June 14, 2008.

(vii)	15,000 shares subject to a warrant granted on September 13, 2005 to an individual for product development services rendered with an exercise price of $0.68 and an expiration date of June 14, 2008.

(viii)
1,163,875 shares subject to a warrant granted on February 28, 2006 to a group of placement agents for fees associated with our February 2006 private placement financing with an exercise price of $0.40 and an expiration date of July 12, 2008.

(ix)	400,000 shares subject to a warrant granted on August 2, 2006 to an individual for investor relations services rendered with an exercise price of $1.40 and an expiration date of August 2, 2008.

(x)
1,380,000 shares subject to a warrant granted on November 30, 2006 to a group of placement agents for fees associated with our November 2006 private placement financing with an exercise price of $1.50 and an expiration date of November 30, 2011.

(xi)	15,000 shares subject to a warrant granted on January 24, 2007 to an individual for recruitment services rendered with an exercise price of $2.14 and an expiration date of January 23, 2010.

(xii)	100,000 shares subject to a warrant granted on January 24, 2007 to an individual for sales services rendered with an exercise price of $2.14 and an expiration date of January 23, 2010.

(xiii)
199,998 shares subject to a warrant granted on July 16, 2007 to a group of placement agents for fees associated with our July 2007 private placement financing with an exercise price of $2.00 and an expiration date of July 17, 2012.

(xiv)
70,000 shares subject to a warrant granted on July 31, 2007 to an individual for institutional investor relations services rendered with an exercise price of $1.12 and an expiration date of July 31, 2010.

(4)	Includes (i) 72,727 common shares granted on January 24, 2007 for financing services rendered with a fair market value of $1.65 per share.

(ii)	165,000 common shares granted on February 8, 2005 for investor relations services to be provided with a fair market value of $0.51 per share.

(iii)	825,000 common shares granted on November 30, 2005 for investor relations services to be provided with a fair market value of $0.70 per share

(iv)	247,500 common shares granted on May 2, 2007 for investor relations services to be provided with a fair market value of $2.47 per share.

(v)	11,000 common shares granted on October 11, 2004 for sales services rendered with a fair market value of $0.92.

(vi)	9,741 common shares granted on December 11, 2007 for executive recruiting services rendered with a fair market value of $3.08 per share.

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TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our Audit Committee is charged with reviewing and approving all related-person transactions as required by AMEX rules. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

The Company has entered into indemnification agreements with its Directors and officers that may require the Company: to indemnify its Directors and officers against liabilities that may arise by reason of their status or service as Directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain Directors’ and officers’ insurance if available on reasonable terms, which the Company currently has in place, in each case, to the fullest extent permitted under Nevada law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Procera Networks, inc. stockholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.  Direct your written request to Procera Networks, Inc., Thomas Williams at 100 Cooper Court Los Gatos, California 95032 or contact Procera Networks, Inc. Thomas Williams at 408-354-7200.  Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Thomas Williams 100 Cooper Court Los Gatos, California 95032.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Thomas H. Williams
Thomas H. Williams
Chief Financial Officer and Secretary

October 20, 2008

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PROCERA NETWORKS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, November 12, 2008
9:30 a.m. local time

100 Cooper Court
Los Gatos, California 95032

Procera Networks, Inc 100 Cooper Court Los Gatos, CA 95032	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 12, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” all six nominees for director and “FOR” Item 2.

By signing the proxy, you revoke all prior proxies and appoint James Brear, Thomas Williams and Paul Eovino, and each of them, proxies with full power of substitution, to vote your shares of record at the close of business on October 17, 2008 on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Vote by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to: Procera Networks, Inc., c/o Pacific Stock Transfer, 500 E. Warm Springs Rd., Ste 240, Las Vegas, Nevada 89119.

- Please detach here –

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect six Directors each to serve until the 2009 Annual Meeting or until their respective successors are elected and have qualified, or until such director’s death, resignation or removal.	01 Scott McClendon 02 James F. Brear 03 Todd Abbott 04 Staffan Hillberg 05 Mary Losty 06 Thomas Saponas	☐	Vote FOR all nominees (except as marked)	☐		Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify selection of PMB Helin Donovan, LLP as the independent auditors of the Company for its fiscal year ending December 31, 2008.		☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐	Date
Indicate changes below:

Address Change	Signature

Signature

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.